AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”), entered into July 7, 2009, to the Agreement and Plan of Merger (the “Agreement” or “Merger Agreement”) executed on or around May 22, 2009, by and between SARS Corporation (“SARS”), a corporation formed under the laws of the State of Nevada, and/or its assignees, Environmental Insulation, LLC (“EI”), a limited liability company formed under the laws of the State of Nevada, EI Acquisition Corp. (the “EI Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS, ESDD, LLC (“ESDD”), a limited liability company formed under the laws of the State of Tennessee, ESDD Acquisition Corp., a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS (the “ESDD Merger Sub”), Alternatech, Inc. (“Alternatech”), a corporation formed under the laws of the State of Illinois, Alternatech Acquisition Corp. (the “Alternatech Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS, Associated Mechanical, Inc. (“AMI”), a corporation formed under the laws of the State of Illinois, AMI Acquisition Corp. (the “AMI Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS, Swank Enterprises, Inc. (“SEI”) d/b/a Art and Print, Inc. (“A&P”), a corporation formed under the laws of the State of Illinois, A&P Acquisition Corp. (the “A&P Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS  and R.J. Power Plumbing & Heating Company (“RJP”), a corporation formed under the laws of the State of Illinois, RJP Acquisition Corp. (the “RJP Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS.  Hereinafter, EI, ESDD, Alternatech, AMI, A&P and RJP shall be referred to collectively as the “Acquisition Entities”:

WHEREAS, the Parties desire to revise the Closing Date of the Agreement;

WHEREAS, the Parties wish to consolidate the individual merger subsidiaries, as previously contemplated by the Parties into one (1) merger subsidiary;

WHEREAS, the Parties wish to revise the number of SARS shares received by the EI, ESDD, Alternatech, AMI, A&P and RJP collectively;

WHEREAS, the Parties desire the effective date of this Amendment to be retroactively effective as of June 30, 2009;

WHEREAS, the Parties now wish to amend the Agreement, as set forth herein; and

WHEREAS, except as set forth herein, all other terms to the Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby covenanted and agreed to by the Parties as follows:

1.           The “Closing Date” in the Agreement shall be defined as July 8, 2009.

2.            All references to the “EI Merger Sub, ESDD Merger Sub, Alternatech Merger Sub, AMI Merger Sub, A&P Merger Sub, the RJP Merger Sub and the Merger Subs” shall be removed and replaced by “FasTech Services, Inc.”  FasTech Services, Inc. shall be formed by SARS as a wholly-owned subsidiary of SARS.

3.           Section 1.01”The Share Exchange” subsection (b) shall be stricken and replaced in its entirety by the following:

“The Acquisition Entities shall receive twenty four million (24,000,000) shares of SARS’ restricted common stock shares, on a pro rata basis, otherwise known herein as the ‘Merger Shares’;”

4.           Section 1.02 “The Merger” subsection (b)(i)(3) shall be stricken and replaced in its entirety by the following:

“The Merger Shares acquired in the Share Exchange shall represent, when issued, the equivalent of approximately, but no less than, sixty percent (60%) of SARS’ issued and outstanding common stock at the Effective Time (defined, herein below).”

5.           Section 1.02 “Conversion of Merger Sub Stock” subsection (b)(ii) shall be stricken and replaced in its entirety by the following:

“At the Effective Time (defined, herein below), by virtue of the Merger and without any action on the part of the Acquisition Entities and FasTech Services, Inc. and SARS, or the holders of any of their respective securities, each share of capital stock of the FasTech Services, Inc. outstanding, immediately prior to the Effective Time (defined herein, below), shall be converted into one (1)  unit of EI membership units, one (1) unit of ESDD membership units, one (1) share of capital stock of Alternatech, one (1) share of the capital stock of AMI, one (1) share of capital stock of A&P and one (1) share of the capital stock of RJP, whereby FasTech Services, Inc. shall be the ‘Surviving Entity,’ and the shares of capital stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity shall be a wholly owned subsidiary of SARS.”

6.           Section 1.05 “Effective Time” subsections (a) through (f) shall be stricken and replaced in its entirety by the following:

“At the Effective Time and subject to and upon the terms and conditions of this Merger Agreement, FasTech Services, Inc. shall, and SARS shall cause FasTech Services, Inc., to merge with and into the Acquisition Entities (as defined in the Agreement, or: EI, ESDD, Alternatech, AMI, A&P and RJP) in accordance with the provisions of the Nevada Revised Statutes.  FasTech Services, Inc. shall continue as the Surviving Entity.  The Effective Time shall occur upon the filing with the Nevada Secretary of State, executed in accordance with the applicable provisions of the Nevada Secretary of State, the Tennessee Department of State and the Illinois Secretary of State, as necessary.”

7.           Section 1.10 “Employment Agreements” shall be added to Article I of the Agreement with the following:

“Following the Closing Date of the Merger Agreement, Frank Bonadio and Mark Swank shall mutually agree to voluntarily terminate their existing employment agreements with the Acquisition Entities and to and execute terms of employment with SARS.”

8.           Section 2.03 “Capitalization” subsection (b) shall be stricken and replaced in its entirety by the following:

“It is acknowledged that as of the Closing Date, the individuals named, which shall be disclosed on Schedule 2.03 and attached hereto prior to the Closing, collectively, will own of record and beneficially up to approximately twenty four  million (24,000,000) of the issued and outstanding SARS Common Shares, constituting sixty percent (60%) of such shares.  Five million (5,000,000) SARS Common Shares shall be reserved for issuance to as part of the employee stock option plan for SARS. There exist no other outstanding rights, warrants, options or agreements for the exchange of SARS Common or Preferred Shares except as provided in this Merger Agreement.”

9.           Section 3.02 “Capitalization” subsections (a) through (f) shall be revised, with respect to issued and outstanding membership units or shares of common stock for each entity, in accordance with the capitalization table included below, otherwise the remainder of the existing language shall survive:

Acquisition Entity	Membership Unit/Common Stock Ownership by Mark Swank (75%), pre-merger closing date	Membership Unit/Common Stock Ownership by Frank Bonadio (25%), pre-merger closing date
Environmental Insulation	100.00	33.33
Associated Mechanical, Inc.	70.00	23.33
Swank Enterprises	100,000.00	33.333.33
R.J. Power, Plumbing & Heating	51.00	17.00
Alternatech, Inc.	178.00	59.33

Total	100,399.00	36,466.32

10.           Section 3.03 “Authority for Merger Agreement” shall be stricken and replaced in its entirety by the following:

“The execution, delivery and performance of this Merger Agreement by the Acquisition Entities has been duly authorized by all necessary corporate action, and this Merger Agreement constitutes the valid and binding obligation of the Acquisition Entities, enforceable against the Acquisition Entities, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution and consummation of the Merger contemplated by this Merger Agreement and compliance with its provisions by the Acquisition Entities will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, the Acquisition Entities’ Certificates of Incorporation or Bylaws, in each case as amended, or, to the Knowledge of the Acquisition Entities, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which the Acquisition Entities are a party to or by which it or any of them or any of its or their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to the Acquisition Entities.

Notwithstanding the above, SARS acknowledges that the transfer of shares of the Acquisition Entities pursuant to the Closing of the Agreement may violate the terms of loan agreements previously entered into by the Acquisition Entities.”

11.  Section 3.07 “Governmental or Third Party Consent” shall be stricken and replaced in its entirety by the following:

“No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with the Acquisition Entities, is required by or with respect to the Acquisition Entities in connection with the execution and delivery of this Merger Agreement or the consummation of the Merger contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, (ii)  the Nevada General Corporation Law, the Illinois Business Corporation Act of 1983 or the Tennessee Business Corporation Act; (iii) existing lending institutions currently having the extension of credit to the Acquisition Entities; (iv) Soy Capital Bank; (v) Associated Bank; (vi) SouthSide Trust Bank; (vii) Citizens Bank of Cropsey; and (viii) the Internal Revenue Service.”

12.           Section 5.01 “Conditions Precedent to the Parties’ Obligations” subsection (a) shall be stricken and replaced in its entirety by the following:

“Consents, Approvals.  The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Merger Agreement.  The Parties acknowledge and accept that consent to enter this Merger Agreement was not sought or provided by: (i) Soy Capital Bank; (ii) Associated Bank; (iii) Southside Trust Bank; (iv) Citizens Bank of Cropsey; and (v) the Internal Revenue Service.”

13.           Section 5.01 “Conditions Precedent to the Parties’ Obligations” subsection (c) shall be stricken and replaced in its entirety by the following:

“Absence of Certain Litigation.  Notwithstanding any actions brought by: (i) Soy Capital Bank; (ii) Associated Bank; (iii) Citizens Bank of Cropsey; and (iv) the Internal Revenue Service, no action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.”

14.           Section 5.02 “Employment Agreement” subsection (i) shall be stricken in its entirety.

15.           Section 5.03 “Employment Agreement” (l) shall be stricken in its entirety.

16.           Section 6.01 “Termination, Unwinding” subsections (a) through (f) shall survive in their entirety, and become subsections (b) through (g).  In addition, a new subsection (a) shall be added to Section 6.01 with the following:

“(a) At any time whatsoever immediately upon and during the seven (7) years following the Closing of this Merger Agreement, this Merger Agreement may be cancelled and unwound by either of the Parties should any known or unknown third party creditors of the Acquisition Entities present any act or action which would jeopardize the ownership of the Acquisition Entities’ assets by SARS or the ownership of SARS shares pursuant to this Merger Agreement by Mark Swank individually.  In the event of cancellation and unwinding of this Merger Agreement by either of the Parties, as provided herein, this Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parties, and such cancellation and unwinding shall not relieve any party hereto for any intentional breach prior to such cancellation and unwinding by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Merger Agreement.  In the event of cancellation and unwinding of this Merger Agreement, (i) the Acquisition Entities agree to make a good faith effort to return all consideration tendered and delivered by SARS, as detailed in Section 1.01 of this Merger Agreement; and (ii) SARS agrees to return the Merger Shares and the assets of the Acquisition Entities.”

Except as set forth herein, all other terms to the Agreement shall remain in full force and effect.

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This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date indicated above and agree that the effective date of this Amendment shall be retroactively effective as of June 30, 2009.

SARS CORPORATION

By:	/s/ Geoff Meagher
Name:	Geoff Meagher
Title:	Interim Chairman and Chief Executive Officer

FASTECH SERVCES, INC.

By:	/s/ Geoff Meagher
Name:	Geoff Meagher
Title:	Interim Chairman and Chief Executive Officer

ENVIRONMENTAL INSULATION, LLC

By:	/s/ Mark Swank
Name:	Mark Swank
Title:	Manager

ESDD, LLC

By:	/s/ Frank Bonadio
Name:	Frank Bonadio
Title:	Manager

ALTERNATECH, INC.

By:	/s/ Frank Bonadio
Name:	Frank Bonadio
Title:	President

ASSOCIATED MECHANICAL, INC.

By:	/s/ Frank Bonadio
Name:	Frank Bonadio
Title:	President

SWANK ENTERPRISES, INC. d/b/a ART & PRINT, INC.

By:	/s/ Frank Bonadio
Name:	Frank Bonadio
Title:	President

R.J. POWER PLUMBING & HEATING COMPANY

By:	/s/ Frank Bonadio
Name:	Frank Bonadio
Title:	President

Exhibit A

Agreement and Plan of Merger